Exhibit 99.1

Drone Aviation Announces Reverse Split of Common Stock

JACKSONVILLE, FL – October 30, 2015 – Drone Aviation Holding Corp. (OTCQB: DRNE) (“DAC” or “Drone Aviation”), manufacturer of tethered drones and lighter-than-air aerostats, today announced it has implemented a 1-for-40 reverse split of its common stock effective at the close of trading on Thursday, October 29, 2015 and in effect for trading on a split-adjusted basis on Friday, October 30, 2015. Drone Aviation’s common stock will trade on a split-adjusted basis under new CUSIP number 262100209 and temporary ticker symbol "DRNED”. After 20 days, the common stock will commence trading under the ticker symbol “DRNE”.

As a result of the stock split, every forty shares of issued and outstanding Drone Aviation common stock will be converted into one share of common stock. Proportional adjustments will be made to the Company's options and warrants. Any fractional shares resulting from the reverse stock split will be rounded up to the next whole share.

Information to Shareholders

It is not necessary for stockholders holding shares of Drone Aviation common stock in certificated form to exchange their existing stock certificates for new stock certificates in connection with the reverse split, although stockholders may do so if they wish. Stockholders should direct any questions concerning the reverse split to their broker or Drone Aviation’s transfer agent, Equity Stock Transfer, at (212) 575-5757.

About Drone Aviation Holding Corp.

Drone Aviation Holding Corp. (DRNE) develops and manufactures cost-effective, compact and rapidly deployable aerial platforms including lighter-than-air aerostats and electric-powered drones designed to provide government and commercial customers with enhanced surveillance and communication capabilities. Utilizing a proprietary tether system, the Company’s products are designed to provide prolonged operational duration capabilities combined with improved reliability, uniquely fulfilling critical requirements in military, law enforcement and commercial and industrial applications. For more information about Drone Aviation Holding Corp. please visit www.DroneAviationCorp.com or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov, including the Risk Factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as information about the Company in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact:

Michael Glickman

MWGCO, Inc.

(917) 397-2272

mike@mwgco.net